Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2022, relating to the financial statements of L&F Acquisition Corp., which report appears in the Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (File No. 333-267200) of ZeroFox Holdings, Inc. We also consent to the reference to our firm under the caption “Experts” in the Reoffer Prospectus, which is part of this Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

November 14, 2022